Exhibit 99.1

Contact:	Mary Ann Jackson
Investor Relations
952-487-7538
mjackson@apog.com

For Immediate Release

Wednesday, February 1, 2006

APOGEE ENTERPRISES PROVIDES GUIDANCE FOR FY07;

REAFFIRMS GUIDANCE FOR CURRENT YEAR

MINNEAPOLIS, MN (February 1, 2006) – Apogee Enterprises, Inc. (Nasdaq:APOG) today announced fiscal 2007 guidance and reaffirmed guidance for fiscal 2006, which ends February 25, 2006. Apogee develops and delivers value-added glass products and services for the architectural, large-scale optical and automotive industries.

“We are looking forward to another year of improved performance, as commercial construction markets continue to improve and we execute our updated five-year strategic plan for growth,” said Russell Huffer, Apogee chairman and CEO. “We are anticipating earnings of $0.88 to $0.94 per share for fiscal 2007, which includes the required expensing of options. This is strong earnings growth compared to fiscal 2006, which includes the impact of one-time net tax benefits. These anticipated earnings are based on expected revenue growth of 5 to 9 percent.

“We are focused on delivering results in the top half of our fiscal 2006 guidance range of $0.81 to $0.87 per share,” Huffer said. “As we stated at the end of the third quarter, timing of project flow as we finish the year could impact our performance within this guidance range.”

The following summarizes fiscal 2006 and 2007 earnings per share guidance:

•	Fiscal 2006 earnings guidance is $0.81 to $0.87 per share.

•	Excluding a $0.07 per share net tax benefit resulting from the resolution of certain tax matters and recognized in the fiscal 2006 third quarter, the current full year range is $0.74 to $0.81.

•	Fiscal 2007 earnings guidance is $0.88 to $0.94 per share.

•	Excluding the anticipated $0.05 per share for expensing stock options in fiscal 2007, the full year range is $0.93 to $0.99 per share.

•	Adjusting the anticipated fiscal 2006 and 2007 earnings for these items yields an expected earnings increase of 16 to 23 percent year over year.

- MORE -

Apogee Enterprises, Inc.  •  7900 Xerxes Avenue South  •  Minneapolis, MN 55431  •  (952) 835-1874  •  www.apog.com

Apogee Enterprises, Inc.

“Our architectural markets continue to improve, and we expect to gain further share through strong sales of our value-added products and services, including energy-efficient, and hurricane and blast resistant products and systems,” said Huffer. “We also anticipate a solid performance in our large-scale optical segment, as sales and earnings normalize after strategic changes that led to significant growth in revenues and earnings the prior two years.

“Apogee has also updated its strategic initiatives for growth, which continue to focus on expanding its markets for architectural and picture framing glass products,” said Huffer. “Our longer-term goals of 8 percent annual growth in revenues and 20 percent growth in earnings per share support our objective of being a great $1 billion company within five years. Our strategic plan supports our vision: Distinctive solutions by Apogee . . . for enclosing commercial buildings and framing art.”

Building on its strategic plan, Apogee has updated its priorities to support growth to $1 billion in revenues over the next five years:

•	Defend and grow the architectural glass, installation and window businesses through expanding available capacity and providing more value-added products and services.

•	Expand into new and broader architectural markets, by evaluating opportunities such as standard window products and exterior glass installation services.

•	Grow opportunities in consumer-oriented products, including domestic and international picture framing glass and acrylic.

•	Expand, improve and implement key enablers, ranging from innovative products and services to improved systems and processes.

•	Manage non-core businesses, such as auto glass, to maximize cash flow.

The following statements are based on current expectations for fiscal 2007. These statements are forward-looking, and actual results may differ materially.

•	Overall fiscal 2007 revenues for the year are expected to increase 5 to 9 percent.

•	Architectural segment revenues are expected to increase 6 to 9 percent for the year.

•	Growth is expected due to market improvement and share gain as increased architectural glass capacity added during fiscal 2006 is fully utilized.

•	Large-scale optical segment revenues are expected to be up 3 to 5 percent, with continued mix shift in picture framing glazing products.

•	Auto glass segment revenues are expected to be flat compared to fiscal 2005.

•	Annual gross margins are expected to be up in fiscal 2007 from fiscal 2006 as operational improvements and cost reductions more than offset higher costs for wages, energy, materials and freight.

•	Expected annual operating margins by segment are: architectural, 4.4 to 4.6 percent; large-scale optical, approximately 14 percent; and auto glass, slightly better than breakeven.

•	Selling, general and administrative expenses as a percent of sales are projected to be slightly less than 14 percent.

•	Equity in affiliates, which reflects Apogee’s portion of the results of the PPG Auto Glass joint venture, is expected to report earnings of approximately $3 million due to increased volume and operational improvements.

•	Capital expenditures are projected to be $40 to $45 million, including an estimated $20 million related to building the new architectural glass plant.

•	Depreciation and amortization are estimated at $19 million for the year.

•	Debt is expected to be approximately $50 to $60 million at year end.

•	The effective tax rate for the full year is anticipated to be approximately 35 percent.

- MORE -

Apogee Enterprises, Inc.  •  7900 Xerxes Avenue South  •  Minneapolis, MN 55431  •  (952) 835-1874  •  www.apog.com

Apogee Enterprises, Inc.

•	Earnings per share from continuing operations are expected to range from $0.88 to $0.94, including $0.05 per share impact of expensing options.

- MORE -

Apogee Enterprises, Inc.  •  7900 Xerxes Avenue South  •  Minneapolis, MN 55431  •  (952) 835-1874  •  www.apog.com

Apogee Enterprises, Inc.

The discussion above contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements reflect Apogee management’s expectations or beliefs as of the date of this release. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. All forward-looking statements are qualified by factors that may affect the operating results of the company, including the following: Operational risks within (A) the Architectural segment: i) competitive, price-sensitive and changing market conditions, including unforeseen delays in project timing and work flow; ii) economic conditions and the cyclical nature of the North American commercial construction industry; iii) product performance, reliability or quality problems that could delay payments, increase costs, impact orders or lead to litigation; iv) the segment’s ability to fully utilize production capacity; v) integration of the AWallS acquisition in a timely and cost-efficient manner; vi) production ramp-up of the Viracon capacity expansion in Georgia in a timely and cost-efficient manner; and vii) construction and ramp-up to full production of the announced third Viracon plant in a timely and cost-efficient manner; (B) the Large-Scale Optical segment: i) markets that are impacted by consumer confidence and trends; ii) dependence on a relatively small number of customers; iii) changing market conditions, including unfavorable shift in product mix; and iv) ability to utilize manufacturing facilities; and (C) the Auto Glass segment: i) transition of markets served as Viracon/Curvlite focuses on selling to aftermarket manufacturers following the end of its long-term supply agreement with PPG Industries in the second quarter of fiscal 2006; ii) changes in market dynamics; iii) market seasonality; iv) highly competitive, fairly mature industry; and v) performance of the PPG Auto Glass, LLC joint venture. Additional factors include: i) revenue and operating results that are volatile; ii) the possibility of a material product liability event; iii) the costs of compliance with governmental regulations relating to hazardous substances; iv) management of discontinued operations exiting activities; and v) foreign currency risk related to discontinued operations. The company cautions readers that actual future results could differ materially from those described in the forward-looking statements. The company wishes to caution investors that other factors may in the future prove to be important in affecting the company’s results of operations. New factors emerge from time to time and it is not possible for management to predict all such factors, nor can it assess the impact of each such factor on the business or the extent to which any factor, or a combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. For a more detailed explanation of the foregoing and other risks and uncertainties, see Exhibit 99.1 to the company’s Annual Report on Form 10-K for the fiscal year ended February 26, 2005.

Apogee Enterprises, Inc., headquartered in Minneapolis, is a world leader in technologies involving the design and development of value-added glass products and services. The company is organized in three segments:

•	Architectural products and services companies design, engineer, fabricate, install, maintain and renovate the walls of glass and windows comprising the outside skin of commercial and institutional buildings. Businesses in this segment are: Viracon, the leading fabricator of coated, high-performance architectural glass for global markets; Harmon, Inc., one of the largest U.S. full-service building glass installation, maintenance and renovation companies; Wausau Window and Wall Systems, a manufacturer of custom aluminum window systems and curtainwall; and Linetec, a paint and anodizing finisher of window frames and PVC shutters.

•	Large-scale optical technologies segment consists of Tru Vue, a value-added glass and acrylic manufacturer for the custom framing and pre-framed art markets, and a producer of optical thin film coatings for consumer electronics displays.

•	Automotive replacement glass and services segment consists of Viracon/Curvlite, a U.S. fabricator of aftermarket foreign and domestic car windshields.

Apogee Enterprises, Inc.  •  7900 Xerxes Avenue South  •  Minneapolis, MN 55431  •  (952) 835-1874  •  www.apog.com